10753 Macatawa Drive Holland, MI 49424

NEWS RELEASE
NASDAQ NATIONAL MARKET: FOR RELEASE: DATE: Contact:	MCBC Immediate September 12, 2005 Benj. A. Smith III, Chairman and CEO 616.396.0119

Macatawa Bank, a subsidiary of Macatawa Bank Corporation, today announced that it has hired Ronald L. Haan as Executive Vice President. Ron has over 30 years of banking experience with extensive operational and management expertise. Most of his experience has been in locally-owned and managed institutions in West Michigan leading up to serving as President of AmeriBank until it was acquired by Fifth Third Bank in December, 2000.

“It is our goal to continue to build Macatawa Bank to be the bank of choice in West Michigan,” said Ben Smith, Chairman and CEO. “Establishing this new position has been a part of our plan to achieve this goal. In this position, Ron will become an important part of the management team of the bank and assume a variety of responsibilities in support of our future growth.” Mr. Haan will report directly to the Bank’s President, Philip J. Koning and will assume management responsibility for the Retail Branch System, Trust and Financial Services, and Technology.

Mr. Haan lives in Grand Rapids where he is actively involved in the community by serving on various boards and community organizations. He received his B.A. in business administration from Calvin College.

“I look forward to working with Ron and am excited about the contributions he can make to our organization,” said Mr. Smith.

Macatawa Bank had $1.8 billion in total assets as of June 30, 2005. The Bank offers a full range of banking, investment and trust services to individuals, businesses, and governmental entities from a network of 23 full service branches located in communities in Kent County, Ottawa County, and northern Allegan County. The Bank emphasizes its local management team and decision making, along with providing customers excellent service and superior financial products.

“CAUTIONARY STATEMENT: This press release contains certain forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services, pricing. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Further information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.”